As filed with the Securities and Exchange Commission on June 18, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COOPER CAMERON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	76-0451843
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1333 West Loop South, Suite 1700 Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)

COOPER CAMERON CORPORATION COMPENSATION DEFERRAL PLAN

COOPER CAMERON CORPORATION SUPPLEMENTAL EXCESS DEFINED

CONTRIBUTION PLAN

2003 COOPER CAMERON CORPORATION SUPPLEMENTAL EXCESS DEFINED CONTRIBUTION PLAN

(Full title of the Plans)

William C. Lemmer

Vice President, General Counsel and Secretary

Cooper Cameron Corporation

1333 West Loop South, Suite 1700

Houston, Texas 77027

(Name and address of agent for service)

(713) 513-3300

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Deferred Compensation Obligations

Common Stock, par value $.01 per share

Total	$8,000,000	100%	$8,000,000	$647.20

(1)	The Deferred Compensation Obligations and the Supplemental Excess Defined Contribution Obligations are unsecured obligations of Cooper Cameron Corporation to pay deferred compensation in the future in accordance with the terms of the Cooper Cameron Corporation Compensation Deferral Plan, as amended, the Cooper Cameron Corporation Supplemental Excess Defined Contribution Plan, as amended, and the 2003 Cooper Cameron Corporation Supplemental Excess Defined Contribution Plan for a select group of eligible employees.
(2)	The amount to be registered is estimated solely for purposes of calculating the registration fee and includes such indeterminate number of shares of the Registrant’s Common Stock as may be issued at indeterminate prices from time to time as one of the various investment options for participants in the Plans.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by Cooper Cameron Corporation (the “Registrant” or the “Company”), are incorporated herein by reference and made a part hereof:

(a)	Annual Report on Form 10-K for the year ended December 31, 2002.

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

(c)	The description of the Registrant’s capital stock contained in the Registration Statement on Form S-3 (File No. 333-96565), and any document filed which updates that description.

All reports subsequently filed by the Company and the Plan pursuant to Sections 13, 14 and 15 (d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4. DESCRIPTION OF SECURITIES.

The Deferred Compensation Obligations and the Supplemental Excess Defined Contribution Obligations registered hereunder (the “Obligations”) are unsecured obligations of the Registrant and its subsidiaries to pay deferred compensation in the future in accordance with the terms of the Cooper Cameron Corporation Compensation Deferral Plan, as amended, the Cooper Cameron Corporation Supplemental Excess Defined Contribution Plan, as amended, and the 2003 Cooper Cameron Corporation Supplemental Excess Defined Contribution Plan (the “Plans”) and the Trust Agreement, dated July 1, 1999, between Cooper Cameron Corporation and Wachovia Bank N.A. (the “Trust Agreement”), which are filed as Exhibits 4.6 through 4.18 to this Registration Statement. Such Exhibits set forth a description of the Obligations and are incorporated herein by reference in their entirety in response to this Item 4, pursuant to Rule 411(b)(3) under the Securities Act of 1933.

No participant under the Plans shall have any preferred claim to, or any beneficial ownership interest in, any assets which are subject to the Trust established by the Trust Agreement (the “Trust”). All such assets are subject to the claims of the creditors of the participant’s employer until they are paid out of the Trust to the participant in accordance with the terms of the Plans. The Plans provides that payment of all Obligations of the Registrant’s subsidiaries under the Plans is guaranteed by the Registrant, and that any such payment by the Registrant shall be made directly and not through the Trust.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

The consolidated financial statements of Cooper Cameron incorporated by reference in Cooper Cameron’s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The opinion as to the legality of the securities registered hereunder is being given by William C. Lemmer, Vice President, General Counsel and Secretary of the Company. Mr. Lemmer is eligible to participate in the Cooper Cameron Corporation Long-Term Incentive Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Statutory Indemnification. Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

In a suit brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney’s fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceedings, as well as to expenses (including attorneys’ fees).

The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors; or (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct; or (iii) by the stockholders.

The amended certificate of incorporation and bylaws of the registrant require the registrant to indemnify the registrant’s directors and officers to the fullest extent permitted under Delaware law, and to implement provisions pursuant to contractual indemnity agreements the registrant has entered into with its directors and executive officers. The amended certificate of incorporation limits the personal liability of a director to the registrant or its stockholders to damages for breach of the director’s fiduciary duty. The registrant has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted by such persons in their capacities as directors or officers of the registrant, or that may arise out of their status as directors or officers of the registrant, including liabilities under the federal and state securities laws.

The corporation’s certificate of incorporation limits the personal liability of a director to the corporation or its stockholders for monetary damages for the breach of the directors’ fiduciary duty.

Contractual Indemnification. The corporation has entered into indemnification agreements with each of its directors, executive officers and certain other designated officers under which the corporation has agreed to indemnify and advance expenses to each indemnitee as provided in the indemnification agreements to the fullest extent permitted by applicable law.

In general, each indemnitee is entitled to the rights of indemnification if by reason of the indemnitee’s corporate status he is or is threatened to be made a party to or a participant in any threatened, pending or completed proceeding. Subject to certain conditions, the corporation must indemnify the indemnitee against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful.

In the case of a proceeding by or the right of the corporation no indemnification against expenses will be made in respect of any claim as to which the indemnitee shall have been adjudged to be liable to the corporation or if applicable law prohibits the indemnification. Nonetheless, if applicable law permits indemnification against expenses, indemnification will be made if and to the extent that the court in which the relative proceeding is pending shall so determine.

If an indemnitee is not wholly successful in defense of a proceeding, but is successful on the merits or otherwise as to one or more but not less than all claims, the corporation will indemnify the indemnitee against all expenses actually and reasonably incurred by him or on his behalf in connection with each such claim as to which the indemnitee was successful on the merits or otherwise. An indemnitee will be successful on the merits or otherwise if, among other things, (i) the claim was terminated by withdrawal or dismissal with or without prejudice; (ii) a claim was terminated without any express finding of liability or guilt against the indemnitee with or without prejudice; or (iii) 120 days expires after the making of a claim or threat without the institution of the claim or threat, or settlement of a claim as to which the indemnitee pays less than $200,000.

In no event is an indemnitee entitled to indemnification with respect to a claim to the extent applicable law prohibits the indemnification, or an admission is made by the indemnitee in writing to the corporation, or final nonappealable determination is made in a proceeding that the standard for conduct for indemnification under the indemnification agreement has not been met.

Indemnitees also are entitled to indemnification if they are required to appear as a witness in any proceeding.

The corporation must advance all reasonable expenses incurred by or on behalf of an indemnitee in connection with a proceeding within ten days after the receipt by the corporation of a statement from the indemnitee requesting the advance, whether before or after the final disposition of the proceeding. The indemnitee must repay amounts advanced only if and to the extent it is ultimately determined by a final nonappealable adjudication or arbitration decision that the indemnitee is not entitled to be indemnified against the expenses.

The indemnification agreement also contains detailed procedures for determination of entitlement to indemnification and remedies for an indemnitee if it is determined that an indemnitee is not entitled to indemnification.

If indemnification provided for in the indemnification agreement is held by a court to be unavailable to an indemnitee for any reason other than the indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, or with respect to a criminal proceeding, that the indemnitee had no reasonable cause to believe his conduct was unlawful, the corporation is required to contribute to the amount of expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by the indemnitee, in such proportion as is appropriate to reflect the relative benefits received by the indemnitee and the relative fault of the indemnitee versus the other defendants or participants in connection with the action or inaction that resulted in the expenses, judgments, penalties, fines and amounts paid in settlement, as well as any other relevant equity considerations.

ITEM 8. EXHIBITS.

4.1	Second Amended and Restated Bylaws of Cooper Cameron Corporation, filed as Exhibit 3.3 to the Annual Report on Form 10-K for 2002 of Cooper Cameron Corporation filed with the Securities and Exchange Commission on March 26, 2003, and incorporated herein by reference.

4.2	Amended and Restated Certificate of Incorporation of Cooper Cameron Corporation, dated June 30, 1995, filed as Exhibit 4.2 to the Registration Statement on Form S-8 of Cooper Cameron Corporation (Commission File No. 33-94948), and incorporated herein by reference.

4.3	Certificate of Amendment to the Restated Certificate of Incorporation of Cooper Cameron Corporation, dated May 19, 1998, filed as Exhibit 4.3 to the Registration Statement on Form S-8 of Cooper Cameron Corporation (Commission File No. 333-53545), and incorporated herein by reference.

4.4	Form of Rights Agreement, dated as of May 1, 1995, between Cooper Cameron Corporation and First Chicago Trust Company of New York, as Rights Agent, filed as Exhibit 4.1 of the Registration Statement on Form S-8 of Cooper Cameron Corporation (Commission File No. 33-94948), and incorporated herein by reference.

4.5	First Amendment to Rights Agreement between Cooper Cameron Corporation and First Chicago Trust Company of New York, as Rights Agent, dated November 1, 1997, filed as Exhibit 4.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and incorporated herein by reference.

*4.6	Cooper Cameron Corporation Compensation Deferral Plan.

*4.7	First Amendment to the Cooper Cameron Corporation Compensation Deferral Plan.

*4.8	Second Amendment to the Cooper Cameron Corporation Compensation Deferral Plan.

*4.9	Third Amendment to the Cooper Cameron Corporation Compensation Deferral Plan.

*4.10	Fourth Amendment to the Cooper Cameron Corporation Compensation Deferral Plan.

*4.11	Fifth Amendment to the Cooper Cameron Corporation Compensation Deferral Plan.

*4.12	Sixth Amendment to the Cooper Cameron Corporation Compensation Deferral Plan.

*4.13	Cooper Cameron Corporation Supplemental Excess Defined Contribution Plan.

*4.14	First Amendment to the Cooper Cameron Corporation Supplemental Excess Defined Contribution Plan.

*4.15	Second Amendment to the Cooper Cameron Corporation Supplemental Excess Defined Contribution Plan.

*4.16	Third Amendment to the Cooper Cameron Corporation Supplemental Excess Defined Contribution Plan.

*4.17	2003 Cooper Cameron Corporation Supplemental Excess Defined Contribution Plan.

*4.18	Cooper Cameron Corporation Deferred Compensation Trust Agreement, dated July 1, 1999, between Cooper Cameron Corporation and Wachovia Bank, N.A.

*5.1	Opinion and Consent of William C. Lemmer, Vice President, General Counsel and Secretary of the Company.

*23.1	Consent of William C. Lemmer (contained in his opinion filed as Exhibit 5.1 hereto.)

*23.2	Consent of Independent Auditors.

*24.1	Powers of Attorney (included on the signature page of this registration statement).

*Filed	herewith

ITEM 9. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933:

(i)	The information omitted from the form of prospectus filed as a part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and

(ii)	Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

Each of the undersigned hereby appoints Sheldon R. Erikson and William C. Lemmer and each of them (with full power to act alone), as attorney and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 18th day of June, 2003.

COOPER CAMERON CORPORATION (Registrant)

By:	/s/ FRANKLIN MYERS

Franklin Myers Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 18, 2003:

Signature	Title
/s/ SHELDON R. ERIKSON	Director, Chairman, President &
Sheldon R. Erikson	Chief Executive Officer (principal executive officer)

/s/ FRANKLIN MYERS	Senior Vice President & Chief
Franklin Myers	Financial Officer (principal financial officer)

/s/ CHARLES M. SLEDGE	Vice President & Controller
Charles M. Sledge	(principal accounting officer)

Nathan M. Avery *	Director

C. Baker Cunningham*	Director

Lamar Norsworthy*	Director

Michael E. Patrick*	Director

David Ross*	Director

Bruce W. Wilkinson*	Director

The Plan. Pursuant to the requirements of the Securities Act of 1933, the plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and State of Texas on the 18th day of June, 2003.

COOPER CAMERON CORPORATION COMPENSATION DEFERRAL PLAN

COOPER CAMERON CORPORATION SUPPLEMENTAL EXCESS DEFINED CONTRIBUTION PLAN

2003 COOPER CAMERON CORPORATION SUPPLEMENTAL EXCESS DEFINED CONTRIBUTION PLAN

ADMINISTRATIVE COMMITTEE

By:	/s/ FRANKLIN MYERS
Franklin Myers, Chairman

*By:	/s/ WILLIAM C. LEMMER

William C. Lemmer Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description	Sequential Page No.
4.1	Second Amended and Restated Bylaws of Cooper Cameron Corporation, filed as Exhibit 3.3 to the Annual Report on Form 10-K for 2002 of Cooper Cameron Corporation filed with the Securities and Exchange Commission on March 26, 2003, and incorporated herein by reference.

4.2	Amended and Restated Certificate of Incorporation of Cooper Cameron Corporation, dated June 30, 1995, filed as Exhibit 4.2 to the Registration Statement on Form S-8 of Cooper Cameron Corporation (Commission File No. 33-94948), and incorporated herein by reference.

4.3	Certificate of Amendment to the Restated Certificate of Incorporation of Cooper Cameron Corporation, dated May 19, 1998, filed as Exhibit 4.3 to the Registration Statement on Form S-8 of Cooper Cameron Corporation, (Commission File No. 333-53545), and incorporated herein by reference.

4.4	Form of Rights Agreement, dated as of May 1, 1995, between Cooper Cameron Corporation and First Chicago Trust Company of New York, as Rights Agent, filed as Exhibit 4.1 of the Registration Statement on Form S-8 of Cooper Cameron Corporation (Commission File No. 33-94948), and incorporated herein by reference.

4.5	First Amendment to Rights Agreement between Cooper Cameron Corporation and First Chicago Trust Company of New York, as Rights Agent, dated November 1, 1997, filed as Exhibit 4.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and incorporated herein by reference.

*4.6	Cooper Cameron Corporation Compensation Deferral Plan.

*4.7	First Amendment to the Cooper Cameron Corporation Compensation Deferral Plan.

*4.8	Second Amendment to the Cooper Cameron Corporation Compensation Deferral Plan.

*4.9	Third Amendment to the Cooper Cameron Corporation Compensation Deferral Plan.

*4.10	Fourth Amendment to the Cooper Cameron Corporation Compensation Deferral Plan.

*4.11	Fifth Amendment to the Cooper Cameron Corporation Compensation Deferral Plan.

*4.12	Sixth Amendment to the Cooper Cameron Corporation Compensation Deferral Plan.

*4.13	Cooper Cameron Corporation Supplemental Excess Defined Contribution Plan.

*4.14	First Amendment to the Cooper Cameron Corporation Supplemental Excess Defined Contribution Plan.

*4.15	Second Amendment to the Cooper Cameron Corporation Supplemental Excess Defined Contribution Plan.

*4.16	Third Amendment to the Cooper Cameron Corporation Supplemental Excess Defined Contribution Plan.

*4.17	2003 Cooper Cameron Corporation Supplemental Excess Defined Contribution Plan.

*4.18	Cooper Cameron Corporation Deferred Compensation Trust Agreement, dated July 1, 1999, between Cooper Cameron Corporation and Wachovia Bank, N.A.

*5.1	Opinion and Consent of William C. Lemmer, Vice President, General Counsel and Secretary of the Company.

*23.1	Consent of William C. Lemmer (contained in his opinion filed as Exhibit 5.1 hereto.)

*23.2	Consent of Independent Auditors.

*24.1	Powers of Attorney (included on the signature page of this registration statement).

*	Filed herewith